Exhibit 99.1

Colfax Announces Pricing of 3.250% Senior Notes due 2025

ANNAPOLIS JUNCTION, MD – April 12, 2017 – Colfax Corporation (NYSE: CFX) (“Colfax”), a leading global manufacturer of gas and fluid-handling and fabrication technology products and services, today announced that it has priced its previously announced offering of €350 million aggregate principal amount of its 3.250% senior notes due 2025 (the “Notes”). The Notes will be guaranteed by certain of Colfax’s domestic subsidiaries (the “Guarantees”). Colfax intends to use the net proceeds from this offering to repay certain outstanding borrowings under its revolving credit facility and certain of its bilateral credit agreements, as well as for general corporate purposes. Settlement of the offering is expected to occur on April 19, 2017.

The Notes and the Guarantees have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction. As a result, the Notes and the Guarantees may not be offered or sold within the United States to or for the account or benefit of any U.S. person unless the offer or sale would qualify for a registration exemption under the Securities Act and applicable state securities laws. Accordingly, the Notes and the Guarantees are being offered only to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to certain persons outside the United States in accordance with Regulation S under the Securities Act.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, the Notes or the Guarantees in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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ABOUT COLFAX CORPORATION – Colfax Corporation is a diversified global manufacturing and engineering company that provides gas- and fluid-handling and fabrication technology products and services to customers around the world under the Howden, Colfax Fluid Handling and ESAB brands. Colfax believes that its brands are among the most highly recognized in each of the markets that it serves. Colfax is traded on the NYSE under the ticker “CFX.” Additional information about Colfax is available at www.colfaxcorp.com.

CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS:

This press release may contain forward-looking statements, including forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning Colfax’s plans, objectives, expectations and intentions and other statements that are not historical or current fact. Forward-looking statements are based on Colfax’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause Colfax’s results to differ materially from current expectations include, but are not limited to factors detailed in Colfax’s reports filed with the U.S. Securities and Exchange Commission including its 2016 Annual Report on Form 10-K under the caption “Risk Factors.” In addition, these statements are based on a number of assumptions that are subject to change. This press release speaks only as of the date hereof. Colfax disclaims any duty to update the information herein.

The term “Colfax” in reference to the activities described in this press release may mean one or more of Colfax’s global operating subsidiaries and/or their internal business divisions and does not necessarily indicate activities engaged in by Colfax Corporation.

Investor Contact:

Terry Ross, Vice President of Investor Relations

Colfax Corporation

301-323-9054

terry.ross@colfaxcorp.com